Exhibit 99.1
TRANSCRIPT OF MIDWAY GAMES INC.
SECOND QUARTER 2005
FINANCIAL RESULTS CONFERENCE CALL
August 4, 2005
MANAGEMENT DISCUSSION SECTION
Operator: Ladies and gentleman, thank you for standing by. Welcome to the Midway Games Second Quarter Earnings Conference Call. During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session. [Operator Instructions]. As a reminder this conference is being recorded today, Thursday, August 4. I would now like to turn the conference over to Geoffrey Mogilner, Director of Investor Relations. Please go ahead sir.
Geoffrey Mogilner Director of Investor Relations

Thank you. Good afternoon everyone. With us on the call today are Midway, President and CEO, David F. Zucker; our Chief Financial Officer, Tom Powell; our Senior Vice President of Worldwide Studios Matt Booty and our Vice President of Publishing, Miguel Iribarren. I will begin today’s call with customary legal disclosures after which Tom will discuss our discuss our financial performance for the first quarter. David will then provide his comments and thoughts regarding our strategy and direction going forward including outlining and discussing our financial guidance. After David’s remarks we will open the line for questions. With that, I’ll read our Safe Harbor statement and then turn the call over to Tom.
Ladies and gentlemen, the following presentation and responses to questions may contain forward-looking statements within the meaning of the federal securities laws concerning future business conditions and the outlook for Midway Games Inc. based on currently available information that involves risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the up-coming console platform transition and other technological changes, dependence on major platform manufacturers, adequacies of capital resources and other risks more fully described under item one, business risk factors in our Annual Report on Form 10-K for the year ended December 31, 2004 and in the more recent filings made by Midway with the Securities & Exchange Commission. Tom?
Thomas Powell, Chief Financial Officer

Thanks, Geoff. During the quarter, we released two new front line titles in North America, Area 51 for the PlayStation 2, Xbox and PC and Unreal Championship 2 for the Xbox. Revenues for the quarter were $36.9 million. The revenue mix by platform was 37% on the PlayStation 2, 49% on the Xbox, 6% for PC, 7% from licensed royalties and 1% from all other. During the quarter, new releases contributed approximately 83% of the total revenues. The orders, catalog and license royalties made up the remaining 17%. International business contributed approximately 33% of revenues. For the quarter both the net loss and a net loss applicable to common stock was 29.9 million.
Looking at the balance sheet, at quarter’s end cash balanced to $59.2 million. Cash used in the operations was 31.7 million. During the quarter we continued our increased level of investment and product development initiatives and cash invested in next generation technologies and product development projects totaled approximately 26.7 million. This spending represents a 38% increased over year-ago levels. At end of the quarter, the balance of the capitalized product development costs stood at approximately $42 million. Of the 42 million of capitalized costs, 1.5 million or 4% relates to products already in the marketplace as of the end of the quarter. And the remaining 41 million relates to products that we expect to introduce in subsequent quarters.

None of the capitalized development costs relates to the next generation titles as those costs are currently flowing through the income statement as period expenses. Gross receivables at June 30 were 23.9 million. Reserves price concessions returns and uncollectible accounts were 10.7 million or approximately 45% of the gross receivable. For the quarter, the average days sales outstanding were 33 days. The second quarter, assume basic and diluted share count of 85.9 million for the full year 2005 assume basic and diluted share count of 87 million. David?
David Zucker, President and Chief Executive Officer

Thanks Tom. As Tom indicated during the second quarter, Midway released two titles Area 51 and Unreal Championship 2, both of which received critical acclaim. Area 51 a hit brand from arcade days and part of Midway’s expensive library of game properties was launched mid quarter on home game consoles and the PC. According to NPD, Area 51 rank in the U.S. as a top five selling Xbox game and number six selling game overall for the month of May. Area 51 is also well received in the United Kingdom staying in the top 10 for all formats during four consecutive weeks according to Chart Track. Area 51 was also Midway’s first internally developed premium PC title and we are encouraged by the result of our first effort in this platform.
We also launched Unreal Championship 2 for Xbox into a highly competitive environment for first person shooters. Unreal Championship 2 garnered impressive review scores averaging over 87% according to gamerankings.com. After expanding Midway’s recent track record and publishing some of the highest quality front line games in the industry. The Unreal Championship series has historically done well when launched in tandem with its parent title Unreal Tournament for the PC. But this year was a launched without the help of the Unreal Tournament and we believe it’s suffered as a result. We continue to be very bullish on the unreal franchise and early excitement around next years release of Unreal Tournament 2007 for the PC which we unveiled in Q3 is very encouraging. Our alliance with Epic Games remains strong and we are continuing to integrate the Unreal Engine 3 across all of our studios for next generation development. This is a critical component of our next generation strategy and Sony recently validated the potential of the Unreal Engine as a next generation development platform when they highlighted it at the PS3 announcement event E3.
We believe this technology will be a great value to Midway for the next generation titles we have in development. At the E3 trade show this year, we had a strong marketing presence and showed off a number of our upcoming titles. The response coming out show is very positive and we received nominations for Game Critics Awards for several of our second half titles. Including Best Fighting Game for Mortal Kombat Shaolin Monks and best sports game for Blitz: The League. Both titles have subsequently received significant exposure in both industry and mass market media venues.
Turning to guidance. Partially due to short fall from the second quarter results and also from decision to move the release of our next premium PC title The Rise and Fall Civilizations Of War into the first quarter of 2006, we’re revising our full year revenue guidance to approximately 200 million down from previous estimate of 225 million, an increase in our net loss to approximately 60 million from our previous estimate of 47 million. With the expectation that Microsoft realtime strategy title Age of Empires 3 will now release in the fall 2005, we believe it is prudent to shift our competing PC title Rise and Fall into the 2006 to benefit from a less crowded realtime strategy release window.
Rise and Fall created by industry veteran Rick Goodman will be our second premium PC title and highlights a core Midway initiative to expand and diversify our product portfolio during the console transition. This title is coming together well. We have high expectations for it and we believe that it can benefit from a less competitive release window in Q1. Because of a PC game and the older audiences we do not believe the holiday period is critical for success of this product.
For the third quarter ending September 30, 2005 we expect net revenues approximately 30 million with net loss of approximately 19 million. During the remainder of the third quarter we expect to release the next title in the Mortal Kombat franchise, Mortal Kombat Shaolin Monks an action adventure version of our top selling Fighter. In addition we’ll also introduce a third collection of some our classic intellectual property at Midway Arcade Treasures 3. Our first arcade treasure collection hit platinum status and this collection will contain 8 of our most popular Arcade Racing titles including San Francisco Rush 2049 and Hydro Thunder.
At the end of September we’ll also launch the Suffering: Ties that Bind a gritty action horror game that’s already begun to draw strong pre-launch awareness. Due to the quarter end launch timing, we could expect to recognize the majority of revenues from this game in the fourth quarter. In the fourth quarter, we expect to release Blitz League, LA Rush, Ed, Edd n Eddy, The Mis-Adventures and Gauntlet: Seven Sorrows. In addition, we are very excited to be debuting two titles on the PlayStation Portable. The first is Mortal Kombat: Deception Unchained bring a biggest franchise to the PSP. We’ll also bring a collection of our classic games to the PSP in Midway Arcade Treasures expanded play. Most of these titles will take full advantage of the PSP’s capabilities including wireless and head to head game play.
Turning to strategy, we’re squarely focused on the future and at our top priority it’s position ourselves for success in the next console cycle. To that then end, we are concentrating on two areas first, building our product pipeline to the size and scale necessary to support consistent and significant profits and second expanding our internal product development capacity to facilitate our growing product portfolio. Growing our product pipeline is a top priority as we strive to build our release schedules frontline titles, up to a level consistent with the leading publishers in our industry. To accomplish this, we are adding to our product pipeline both new and original intellectual properties as well as license concept.
We continue to build upon our established properties with sequels such as The Suffering: Ties That Bind, reintroduction of the classic franchises such as LA Rush and other products that leverage our existing franchise into new genre like Mortal Kombat Shaolin Monks. Our library of intellectual property also includes many other solid franchises such as Area 51, Blitz and Spy Hunter. And we expect it will produce new products in the next consoles cycle.
In addition to leveraging our existing intellectual property library we continue to pursue developing new original properties we have several of these in process for the next generation of consoles. We’re taken a highly ambitious path with this new products even at the multi-genre action fan we believe will more prevalent in the next console cycle. Beyond, now, making it our goal to develop these ambitious future titles on a high quality basis which we’ve proven we can do over the past 18 months. We’re doing several things to increase the livelihood of success including making sure they are improved in mass market genre by concept and focus testing them early. Attaching popular stars, well known directors popular places, relevant music and other cultural iconography to the games to minimize the new IP effect and three doing innovated deals like our MTV relationships which will bring significant incremental marketing resources behind a launch of a number of these games. We expect to unveil a slate of multi-genre action games at next year’s E3.
We’re also growing our portfolio of licensed properties in partnerships with other media players. This is an area that has been under exploited by Midway in the past, an area that we have devoted more effort and resources to pursuing over the last year. We believe that we are now making significant headway along these lines and several recent announcements that we have made demonstrate this progress. Including we asked this morning, the second computer animated film that we producing games for and our deals with Warner Brothers. Warner Brothers interactive entertainment called the Ant Bully scheduled to be released in August of 2006.
This is a high profile project for Warner, executive produced by Tom Hanks, and featuring of voice talents of Nicholas Cage, Paul Giamatti, Julia Roberts and Meryl Streep among others. The projects represents a great opportunity for Midway as we expand our portfolio family friendly games with adventure that we believe has all the elements of the potential blockbuster. This is a second animated film in partnership with Warner Brothers. We announced the first one back in March titled

Happy Feet scheduled to hit the theatre in November of 2006. As I mentioned, we recently announced the groundbreaking strategic relationships with MTV and a new MTV games division to jointly market three video games, beginning with the upcoming release of LA Rush in the fourth quarter.
This alliance represents a tremendous opportunity to align ourselves with the media power house to define and set the tone for pop culture and also shares their vision of the bright future of interactive entertainment. We are confident that LA Rush will see maximum exposure to this relationship and we look forward to reporting to you in upcoming calls the other titles that will be included in this relationship. Also during the E3 convention, we announced our first next generation Stranglehold, which we expect to launch in the second half of 2006. This game will be in the spirit of world renowned action film director, John Woo’s 1990 classic film Hard Boiled, a movie considered the template from which all Hong Kong action films are cut.
In Stranglehold Chow Yun Fat will reprise his role as inspector Tequila and both John Woo and Chow are collaborating closely with us on this title as we attempt to capture the essence of the riveting combat style that has come to epitomize the best of the action and film genre today. Stranglehold is currently slated for release on multiple next genre systems. In order to properly execute our growing product pipeline the second major area we are focusing on is product development. Building our internal PD organization to efficiently produce high quality games early on to the next console cycle and leverage the technology and assets we create to lower the costs for sequels in proposition of later in the cycle.
We are well down the path to our institutionalizing our product development tools and processes across our internal teams and studios. A key goal for our product development organization is systematize and standardized the technology and competencies under pinning to go anywhere and do anything type of multi-genre action game that I described earlier. This is a critical strategic imperative for us and one we believe allows us to officially grow our organization and revenue base in one of the handful of major players that will thrive in the next generation. We continue to invest in the product development resources that will position us to achieve our goals for the future. We have more than doubled the number of employees in our product development — internal product development group over the past 18 months and now have approximately 630 product development employees today.
We announced this morning the acquisition of Ratbag Holdings, an Australian developer who expands our internal product development capabilities overseas. We are working closely with Ratbag and one of our key titles for next year. We believe this is an opportunity to establish our development presence in the midst of a great pool of talent in Australia and also bring midway technical expertise and experience that will specifically help facilitate our development of multi-genre action games. We look forward to announcing the projects that our new Midway studios-Australia’s developing.
As I mentioned on previous calls, Midway’s turnaround strategy is well underway. We are focused on building our product pipeline to achieve the necessary size and scale to succeed in the next console cycle and we have been increasing our investment in new product development which we anticipate will include substantial high count growth and further acquisitions of external development studios. We grew our revenues last year by over 50% and expect to grow them again - grow them this year by another 25% and expect to grow them again next year. We also continue to upgrade our management team to help us achieve our goals. We announced in May that we hired Martin Spiess to run our European operations. Martin comes to us from a senior management roll at Atari and is over 18 months — I am sorry, 18 years experience in the interactive entertainment industry.
Europe continues to be in area of opportunity for Midway and we believe Martin brings the right discipline and skill set to help us achieve our objectives overseas. Also we appointed Miguel Iribarren, as Vice President of Publishing and Miguel now has the responsibility of managing the growths of the product pipeline as well as overseeing our sales organization. Geoffrey Mogilner, previously of Decatur Jones has taken over the Miguel’s Investor Relations responsibilities as a new Director of Investor Relations and hopefully you will all have a chance to meet Geoffrey soon.
That concludes our prepared remarks. Operator, please open the lines for questions.

QUESTION AND ANSWER SECTION
Operator: Thank you, ladies and gentleman. [Operator Instructions]. Your first question comes from Heath Terry, Credit Suisse First Boston.
<Q — Heath Terry>: Hi. And the ramp-up cycle for development expenses, are we at a point where we should be seeing kind of the peak end development expenses as a percentage of revenue or is there further to go or how should we think about how that’s going to affect both the income statement and balance sheet over at next few quarters?
<A>: I think, we missed the very first part of that question I think we got it. Yes I think we are peak our goal our long-term goal is to get our product development expenses down to the 25% level as a function of revenue. Obviously now as we as we are ramping up significant investment in next generation titles of that number is high and we’re expensing these early next generation title and development costs.
<Q — Heath Terry>: Okay. And if you could also talk a little bit about how you’re intentions on towards the hand held side of the market if you could just add a little more details and when we should start seeing more of a Midway presence on PlayStation Portable DS?
<A>: Yeah we’re a big believer in the PSP. We have announced two titles that will be coming fourth quarter this year, first being the New Arcade Treasures, PSP title and then of the Mortal Kombat title and we expect to grow that number releases on the PSP next year and we’ll have more announcements on that front. We’ll also of course have GBA titles some of our kids titles with Ed, Edd n Eddy and of course some of the movie titles we announced for next year as well.
<Q — Heath Terry>: Great. Thank you.
Operator: Our next question comes from the line of Arvind Bhatia, Southwest Securities. Please proceed with your question. Mr. Bhatia you may state your question.
<Q>: Okay. My first question is regarding catalog sales for the quarter. Can you give us a percentage? And then my second question is SKU counts for this year versus last year and your quick thoughts on the overall retail conditions right now, both in the U.S. and European markets?
<A>: You know, I can tell you that in talking — you know through our guidance for the year, we’re expecting catalog sales to comprise about 10% of our 2005 revenue so that’s a pretty good number. We anticipate releasing 8 frontline titles this year. We did six last year. And we expect between 10 and 12 in 2006. Retail environment — in the retail environment, overall pretty healthy of course, you got the consolidation coming with GameStop but I think you know overall the retailers are now they have the PSP they’re selling and the Xbox 360 later this year, PS 2 software continues to move. So I think overall I think retail — given the fact that we’re ending a console transition and retail is in a pretty healthy place.
<Q>: And how soon, do you think the transition could be based on our understanding of Xbox production supply goals and those kinds of things in the potential impact of that on the market?
<A>: Well, I think, you got a lot of platforms to attack the PSP and then of course some of the intend of the access out there, you’re going to continue to see — look Xbox software sales continue to be very strong right now and the owners of that platform are showing themselves to be pretty active buy the software and we think — think that’s going to continue of course the Xbox 360 we expect to launch later this year and you will start to see just as you know, you saw on previous consoles when the new ones are launch you’ll see is tailor off. But we think the legacy consoles will continue to be very healthy a next year and we are also see some growth from the new consoles with Xbox 360 this year.

<Q>: For 2006, can you give us a feeling for what sort of top line growth could be possible for Midway. You occur that of course, will be different from the market you’re coming off of a smaller base. But if you could just give us some early feeling for the growth rate next year depending on what’s coming out?
<A>: Yeah, I think that’s at key point and we will — we are — the market will probably be less relevant to us. We significantly increased our investment in our product pipelines, so we had six frontline titles last year, as I mentioned 8 this year and we expect 10 to 12 next year. So that will give you some idea, so I guess what we are going to say at this point of revenues. We do expect to grow revenues again next year.
<Q>: And last question on the Stranglehold the timing and the price point, you also intend to come out with a $60 price point?
<A>: We have not made that determination yet. I think, we’ll certainly look to the market and see what happens this fall. Some of the next generation titles are more expensive and I think it’s a market will bear we’ll look to price inline with other frontline titles. Timing will be, we expect to be next year and as we said on both Xbox 360 and PS3.
<Q>: Okay. Thank you.
Operator: Our next question comes from the line of Edward Williams of Harris Nesbitt. Please proceed with your question.
<Q — Edward Williams>: Sure, good afternoon guys. Just wanted to talk to you about the developments initially. You just mentioned David that you have 10 to 12 frontline games for calendar ‘06. Should we assume or can we assume that all 10 or 12 of those are going to be on the next generation of hardware?
<A>: Not at all. As I said we’re going to be — we’ll be supporting the legacy consoles very actively next year. And we’ll have both you know next generation titles next year as well as...
<Q>: Well I guess another way is how actively will you support the next generation?
<A>: We have games and development at all of our studios and that’s probably — its without question the biggest initiative at Midway right nowthat maybe right now and that is our primary focus of the Company.
<Q — Edward Williams>: Okay, and then just can you remind us that you have 680 people and in development rate now how, many teams are they?
<A>: We have — with the Ratbag acquisition that closed this morning we actually have a 635 product development employees, 635 product development employees and 14 teams around the world.
<Q — Edward Williams>: Okay, and how many of those teams are working on next gen, all of them?
<A>: Well, all of our studios are working on developing next generation title, they’re doing next generation is all that work. So, in terms of the team I haven’t broken that down, but I can tell you we have next generation development work going on in all of our studios.
<Q — Edward Williams>: Okay.
<Q>: And all of those expenses are going through your P&L right now?

<Q>: That’s correct.
<A>: Yeah, that’s correct.
<Q — Edward Williams>: Is there anyway you can kind of quantify how much of your R & D is maybe a little bit higher than it otherwise would be given where your accounting for next generation development expenses?
<A>: You mean, you mean.
<Q — Edward Williams>: Given your expensing it rather than capitalizing it.
<A>: I mean they — we’re clearly — we are in this weird phase — we are growing our — we are significantly growing our spend on product development I mean versus last year I believe we’re at 125, and 30 versus say 75 last year Ballpark. So, through this way, the rate of that growth on a year-to-year basis will decline going forward. I mean this is a big jump this year. It will grow again next year but the rate at which it will grow will decline pretty significantly. Another way to look at it.
<Q — Edward Williams>: Yeah that’s fair. And then how many if we look at the excuse that you’re releasing in your — are they all going to be coming from internal studios or you — what’s your relationship now between internal and external studios, as far as the publishing is concerned?
<A>: For next year?
<Q — Edward Williams>: For next year.
<A>: I mean — I’ll put this way for next generation titles we are not making any next generation titles at this point in time with third parties we expect that to change overtime but our first wave of next generation titles will all be internal. We will have titles next year that will be made by third parties. In terms of mix I think — our goal is to get kind of 70, 75% internal. And we’re heading that direction pretty quickly.
<Q — Edward Williams>: Okay, and now shifting to Europe for a moment. You had a nice percentage of revenues coming from Europe in this quarter. What do you expect it to be like for the year?
<A>: Yeah I think that was probably a little mis —. As we said — we said before last year we did about 19% of our revenues out of Europe. Our expectation this year is 25%, so to go at 25% and then our goal is to you know by 2007 to be up north of 30.
<Q — Edward Williams>: Okay. And then Tom, a quick question for you. If I did the math correctly it seems like you’re looking or a modest profit in the fourth quarter. Given that, what would the diluted share base be that we would assume?
<A>: You know I have not done that calculation. Right now we’ve got — give me a second here. I apologize [indiscernible]. We got in addition to the shares currently outstanding we have got the preferred series D that would convert into million one additional shares and then in addition there are warrants outstanding from both the series B and D of about million eight. And then we’ve got options outstanding under say the $12 price point of somewhere around 4, 4.5 million options outstanding. So I apologize for not having the precise number but I would estimate it’s somewhere in the mid-90, low to mid-90 range.
<Q — Edward Williams>: Okay. Thank you very much guys.

<A>: Sure.
<A>: Thanks Ed.
Operator: Our next question comes from the line of Daniel Ernst of Hudson Square Research. You may proceed with your questions.
<Q — Daniel Ernst>: Yes, thanks for taking the call and the questions. Two — to start with then I have a follow-up. Cash down almost $60 million year-to-date can you talk about where you expect to be at the end of the year and whether you foresee the need to raise additional capital? And then secondly in light of the miss this quarter your revised guidance for next quarter for the full year and flat about 55% year-on-year growth rate fourth quarter to the record 120 million. So I just want to talk about what confidence you have in that number and what you think the swing titles going to be there. Thanks?
<A>: Right. So we have about 60 million on cash on hand now we expect to end the year in the $50 million range in terms of cash on hand. You are right the big difference in this year and last year, in Q4 last year we essentially had one title which was big title was Mortal Kombat Deception. We have a bunch of titles that we’re are looking at for Q4 this year we are recognizing revenue. So you have got the Suffering, we got L.A. RUSH, we got Blitz: The League, we got Gauntlet: Seven Sorrows, we got Ed, Edd n Eddy, you got Midway Arcade Treasures, extended play PSP, Mortal Kombat Deception unchanged. So yes it’s a big number and big jump. But it’s really as we said we talked about our increasing our investment in the pipeline. You started to see some of that. We had a big slew of titles for Q4. And certainly I think if you look into L.A. RUSH it would be a title we look to as kind of the teen rate mass market title going to get lots of support from MTV it’s part of the MTV relationship. We have a big marketing campaign behind that. So I think L.A. RUSH will be a swing title for us in Q4. We do have a lot of product there.
<Q — Daniel Ernst>: Okay understood. And then also related to the miss I mean the current quarter off about 13% versus consensus in our numbers but gross margins of 5% I think was significantly off with the mark that can you discuss what happened around gross margins in the quarter, thanks?
<A>: Sure, the biggest issue was that we weren’t able to realize the pricing that we had hoped given the softness in the Unreal Championship 2 product and having to put more price protection really eroded the margin.
<Q — Daniel Ernst>: And your expectations given that for the rest of year for gross margins are improved for the rest of that experience?
<A>: Yes.
<Q — Daniel Ernst>: Okay. Thanks a lot.
Operator: [Operator Instructions]. Our next question comes from the line of John Terro of Arcadia Investments. Please proceed with your question.
<Q>: Hi, I got a couple of questions. Let’s see, so you talked about your headcount on the PD side going up. Can you give us a sense or maybe what you think the year end number might look like in terms of folks in PD and maybe next year? And I assume it’s kind of related to this but with the PD organization building up like that, can you give us a sense of kind of what the breakeven run rate might be on either a quarterly basis or an annual basis say you know, next year, kind of what you minimum revenue numbers might be on that. And then, it sounds like cash flow from opposite is going to be what — 10 million more of a burn, did I hear that right? Can you give us that number for the full year. And then the kind of following up last question, kind of following up on what some other guys have asked, in terms of the mix between next gen and current general, so you look at the titles you are going to — or the properties you’re going release next year maybe give us a SKU breakdown between legacy platforms, portables and next gen. Thanks.
<A>: That’s good. So, a start with the PD headcount so, that we’re at 630 now. We said in the past and we are actively looking to grow our internal product development primarily through - growing our existing studio locations places like Seattle, Austin and others and also where it makes sense acquiring with selected studios they bring a certain strength that we think we can leverage and I really expected in as I said before our goal I would expect you know by 2007 we would certainly be over 800 people. I think we expect that more growth than more growth this year. And I would expect you know would not be out of the ordinary expect that’s to make another acquisition or two over the next year. And that would sort of be our look at internal product development. We are happy with the growth that we have and how we’re managing that to-date. We probably need to make another leapfrog in terms of quantity there. But we will continue to grow our product development. The second question tell me again was?
<Q>: Kind of related to that kind of what your breakeven run rate might be with all the new folks on Board?
<A>: Well I mean Keith when you say new folks on Board a lot of work we’re doing on the product developments side is swapping what used to be third party development expenditure with now internal product development at the same time we are of course significantly increasing our product development expenditure year-over-year. We said our goal we’re looking to grow $350 million, $400 million in annual revenue that to be consistently and meaningfully profitable. And that’s we have said in the past that continues to be the case for us.
<Q>: So no change there?
<A>: Nope, yeah.
<Q>: Okay, all right and then let’s see the cash flow from outs of the whole year what was that number?
<A>: We expect to use another 12 million for the balances of year.
<Q>: Okay. So the net loss in the cash firm is going to be pretty similar?
<A>: Pretty similar, yeah.
<Q>: Okay. And then let see so this skew breakdown next year.
<A>: Yeah for next year, I mean, we’re not going so — to go specific detail 10 to 12 front line titles clearly, as I said, we clearly but next generation titles for — more PSP title in there, there all of not included the front line titles more PSP titles in next year as well as healthy dose legacy console PS2 Xbox titles.
<Q>: Also — John, at least two of those titles will be front line PC titles we announce - unreal tournament for next year and this also got rise and fall.
<A>: Unreal the 2007 for the PC as well as rise and fall for the PC.
<Q>: Let me see if I can get you a little closer to what I’m trying to get at here. So if you look at the mix between call it legacy platform right now in the new platform which would be the next gen again plus the new handheld, can you give — I mean might that be a 60/40 in favor of one or the other? Can you give us any kind of guidance on that I’m talking SKU as oppose to title.

<A>: In terms of SKUs I mean you will — say this way that the — more than half would be legacy.
<Q>: Okay. That answered my question. Thank you.
Operator: Mr. Zucker, there are no further questions at this time. I will turn the call back over to you. Please continue with the presentation or closing remarks.
<A — David Zucker>: Thank you very much. We’ll talk to you guys in next quarter. Thanks.
Operator: Ladies and gentlemen that does conclude the conference call for today we thank you for participation and ask that you disconnect your line.